Exhibit 99.1

Press Release:

For Immediate Release

KMG America Reports Fourth Quarter 2006 Operating Income of $0.11 Per Share, Net Income of $0.13 Per Share

KMG America Will Host an Investor Web Cast Today, Monday, March 12th at 10:00 A.M. EDT

Minneapolis, MN, March 12, 2006 – KMG America Corporation (the “Company” or “KMG America”) (NYSE: KMA) today reported net income of $2.9 million, or $0.13 per diluted share for the fourth quarter of 2006, compared to net income for the fourth quarter of 2005 of $1.6 million, or $0.07 per diluted share. The Company reported operating income for the fourth quarter of $2.4 million, or $0.11 per diluted share, compared to operating income for the third quarter of 2006 of $2.1 million, or $0.10 per diluted share, and fourth quarter of 2005 operating income of $1.5 million, or $0.07 per diluted share.

On a year-to-date basis, the Company reported net income of $7.2 million, or $0.33 per diluted share for the full year of 2006 compared to $4.7 million, or $0.21 per diluted share for the full year of 2005. On an operating income basis, the Company reported $6.8 million, or $0.31 per diluted share for the full year of 2006 compared to $4.4 million, or $0.20 per diluted share for the full year of 2005.

KMG America’s Chief Executive Officer, Kenneth Kuk, commented, “Our fourth quarter operating income of $0.11 per share is above analysts’ expectations as well as our internal forecast. Net income of $.13 per share also exceeded expectations. This quarter’s results mark the eighth consecutive profitable quarter since KMA’s IPO with operating earnings up more than 60% compared to the fourth quarter of 2005, 12% compared to a strong third quarter of 2006 and up 55% for the full year compared to 2005. All sales and earnings indicators are steadily progressing in the right direction.”

FOURTH QUARTER FINANCIAL RESULTS

Fourth quarter 2006 operating income (see discussion of non-GAAP financial measures below) improved to $2.4 million compared to third quarter 2006 operating income of $2.1 million. Fourth quarter 2006 earnings results include some largely offsetting unusual items discussed in the following paragraphs. The Company experienced favorable results in the Kanawha legacy business due in part to a lower benefit ratio in its long-term care business compared to the third quarter of 2006. Amortization of DAC/VOBA (“deferred acquisition costs”/”value of business acquired”) also improved by $1.6 million in the fourth quarter of 2006 compared to the third quarter of 2006, due in part to the impact of improved persistency in the legacy Worksite segments. The favorable persistency experienced in the fourth quarter followed somewhat poor persistency in the third quarter of 2006. The fourth quarter of 2006 also includes a pretax benefit of $1.0 million related to the discount associated with retiring and replacing the Company’s $15 million subordinated note with bank debt.

Largely offsetting these favorable items is the Company’s decision to increase loss reserves on its stop loss business by $2.2 million pretax in the fourth quarter of 2006 related to claims that exceeded pro forma pricing expectations on cases written through 2006. The cases giving rise to excess stop loss reserves have since been re-priced or were not renewed. As a result of the compressed margins in the stop loss market to-date, the Company has decided to increase its pro forma loss ratio on its stop loss business starting in the first quarter of 2007. While the margins available in the stop loss market have not yet materialized at pricing expectations, the Company does see signs of the market firming heading into 2007 which the Company believes should result in more favorable margins going forward.

The discussion of operating earnings that follows has been segregated into earnings attributed to the Kanawha legacy business and the earnings of the new large case activity. The Company believes that segregating the earnings results of the new large case activity provides a more meaningful comparison of the underlying strength in the earnings produced by Kanawha’s legacy business. This earnings derivation is described later in “Notes on Financial Presentation”. The discussion below focuses on fourth quarter 2006 results compared to the third quarter 2006 results.

KANAWHA LEGACY ACTIVITY RESULTS

Operating income attributed to the Kanawha legacy business for the fourth quarter of 2006 was $5.7 million, or $0.26 per diluted share, up 33% compared to $4.3 million, or $0.19 per diluted share, reported in the third quarter of 2006. The increase was due primarily to the favorable results in the Company’s long term care book of business and a turnaround in persistency in the Company’s Worksite segment. The benefit ratio reported for the Kanawha legacy business for the fourth quarter of 2006 improved to 72.0% compared to 75.3% reported in the third quarter of 2006 due primarily to the favorable claims and reduced policy reserve increases in the Senior segment’s long term care business, including a $0.5 million one-time pretax correction to certain long term care policy reserve factors in the fourth quarter.

Earned premiums reported in the Kanawha legacy business for the fourth quarter of 2006 were $24.4 million, essentially flat compared to the third quarter of 2006 as increases attributed to the impact of rate increases in the Senior segment were largely offset by declining premium in the legacy Worksite segment. It should be noted that reported premium in the legacy Worksite segment in the third quarter included a one-time $0.3 million benefit related to the indemnification from the previous owners of Kanawha Insurance Company.

Amortization of DAC/VOBA declined to a negative $0.2 million in the fourth quarter of 2006 compared to an increase of $1.4 million in the third quarter of 2006 due in part to the impact of a turnaround in persistency in the legacy Worksite segment that reduced the amortization of DAC/VOBA in the current quarter after accelerated amortization in the third quarter of 2006. Additionally, amortization of VOBA relating to long term care policies was reduced by $0.5 million pretax in the fourth quarter as the result of a one-time correction to the persistency adjustment.

While the Kanawha legacy business continues to provide a stable earnings pattern, it should be noted that earnings attributed to this business are generally stronger in the third and fourth quarters of a calendar year when compared to the first and second quarters of the year. This is due primarily to the distribution of long term care policy anniversaries that are weighted towards the first half of the year and the related impact of the timing of reserve increases. Also contributing to this seasonal earnings pattern are worksite sales and related earned premium revenue which tend to be weighted toward the end of the year .

NEW LARGE CASE ACTIVITY RESULTS

Operating losses attributed to the new large case activity increased to $3.4 million, or $0.15 per diluted share, compared to a loss of $2.2 million, or $0.09 per diluted share reported in the third quarter of 2006 due primarily to the $2.2 million increased loss reserves reported in the fourth quarter of 2006 related to adverse claims development in stop loss cases written through 2006, compared to the $0.9 million additional loss reserve added in the third quarter of 2006.

Premium revenue (net of reinsurance) for the fourth quarter of 2006 was $8.8 million compared to $9.8 million reported in the third quarter of 2006. The third quarter of 2006 premium included a $2.7 million initial reserve transfer related to the acquisition of a small block of life insurance policies on September 1, 2006. Excluding the impact of this initial reserve transfer, premium revenue for the fourth quarter of 2006 would have increased by $1.7 million, or 24% compared to the third quarter of 2006 due to increased sales activity.

Fourth quarter 2006 sales results (as measured by new annualized issued premiums) attributed to the new large case activity were $8.4 million, compared to $12.8 million reported in the third quarter of 2006, which included $5.3 million of annualized premium related to the small acquisition mentioned above. Excluding the small acquisition, voluntary benefit life sales for the fourth quarter of 2006 increased to $2.0 million compared to third quarter sales of $0.2 million. On a year-to-date basis, sales improved to $45.3 million compared to full year 2005 sales of $12.2 million.

The benefit ratio reported for the new large case activity in the fourth quarter of 2006 increased to 94.6% compared to the 79.4% reported in the third quarter of 2006. The benefit ratio for both periods were adversely impacted by increased loss reserves related to excess stop loss claims associated with historical cases written through 2006, which amounted to increased claim reserves of $2.2 million and $0.9 million in the fourth and third quarters of 2006, respectively.

Expenses for the fourth quarter of 2006 were $5.3 compared to $4.1 million reported in the third quarter of 2006, an increase of $1.2 million. Contributing factors include increased litigation expenses and increased production-related bonus accruals related to full year sales, which together added $1.1 million pretax to expenses in the fourth quarter.

The Company booked a non-recurring favorable benefit of $1.0 million pretax in the fourth quarter of 2006 related to the discount associated with retiring and replacing the Company’s $15 million subordinated note with bank debt. This discount was recorded in revenue as a gain on the extinguishment of debt.

STATISTICAL SUPPLEMENT AVAILABLE ON COMPANY WEBSITE

The statistical supplement can be accessed on the Company’s website of www.kmgamerica.com via the “Investor Relations” tab, “Financial Reports” tab, and found under the “Quarterly & Other Reports” section.

A derivation of “normalized” earnings (a non-GAAP measure) is provided in the statistical supplement for the current and prior quarters to identify and remove unusual or temporary items and to help analysts and investors focus on recurring earnings trends. While this reporting basis requires management’s subjective judgment, the details are identified and described in detail so the investors and analysts can form their own opinions.

WEB CAST

The Company will host an investor and analyst web cast today, Monday, March 12, 2007, at 10:00 a.m. EDT. The web cast and replay will be available via the following links: www.kmgamerica.com, analyst/investor tab – for all investors; www.streetevents.com – for institutional investors; www.fulldisclosure.com – for retail investors. The replay will be available starting approximately 2 hours after the original web cast. The replay will be available through Monday, March 26, 2007.

ABOUT KMG AMERICA CORPORATION

KMG America is a holding company that was formed to acquire the Southeastern regional insurance company, Kanawha Insurance Company, and to operate and grow Kanawha’s insurance and other related businesses nationwide. KMG America offers a broad mix of individual and group insurance products and stop-loss coverage along with third-party administration services to employers and to working Americans. For more information visit: www.kmgamerica.com.

NOTES ON FINANCIAL PRESENTATION

Non-GAAP Financial Measures:

•

Operating Income - To supplement the financial statements presented on a GAAP basis, the Company reported operating income, which is a non-GAAP measure. Operating income is defined as net income excluding realized investment gains/losses (except for realized investment gains/losses that are directly offset by executive deferred compensation expense), net of income taxes. Management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of the business, because it excludes items that management believes are not indicative of the operating results of the business. In addition, this non-GAAP measure is used by management to evaluate the operating performance of the Company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income determined in accordance with GAAP.

A reconciliation of the non-GAAP financial measures contained in this release to the most comparable GAAP measures appears in the attached tables.

Presentation of Earnings Results:

During the first two years of operations, the Company has separated the financial performance of KMG America into two primary components: “Kanawha legacy activity” and “new large case activity”. This is done to highlight the strength of, and trends in, the Kanawha business activity that existed prior to the acquisition (Kanawha legacy activity), and segregate these results from the financial performance related to transforming KMG America into a new public company with a new national marketing focus (new large case activity). The financial results in the “new large case activity” include all public company costs, the cost of the new management team, and all incremental sales and underwriting costs and product revenues associated with sales generated by the new national sales organization.

FORWARD LOOKING INFORMATION

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause the Company’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of its business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contact:	Tim Daniels
Ph: (952) 930-4807
tim.daniels@kmgamerica.com

KMG America Corporation

Consolidated Statements of Income (unaudited)

(in thousands, except share data and percentages)

	Quarter Ended			Year-to-Date
	12/31/2006	9/30/2006	12/31/2005	12/31/2006	12/31/2005
Operating income (1):
Insurance premiums, net of reinsurance	$33,261	$34,235	$27,450	$127,969	$106,888
Net investment income	7,668	7,453	7,203	29,946	27,745
Commission and fee income	4,151	4,018	3,553	16,505	14,565
Gain on extinguishment of debt	1,021	—	—	1,021	—
Other income	1,267	1,275	898	4,451	3,868
Total revenues	47,368	46,981	39,104	179,892	153,066

Policyholder benefits	25,929	26,186	21,322	99,842	84,288
Insurance commissions, net of deferrals	3,574	3,246	2,353	12,725	9,635
Expenses, taxes, fees and depreciation, net of deferrals	14,085	12,578	12,530	52,789	49,167
Amortization of DAC and VOBA (2)	91	1,682	706	4,106	3,468
Total benefits and expenses	43,679	43,692	36,911	169,462	146,558

Operating income before income taxes	3,689	3,289	2,193	10,430	6,508
(Provision) for income taxes	(1,303)	(1,150)	(730)	(3,625)	(2,092)
Operating income	2,386	2,139	1,463	6,805	4,416

Operating income per share - diluted	$0.11	$0.10	$0.07	$0.31	$0.20

Items excluded from operating income:
Realized investment gains (losses)	1,115	7	34	1,218	358
Deferred compensation expense adjustment (3)	(264)	(181)	(113)	(581)	(254)
Cumulative effect of accounting changes	—	—	271	—	271
Total items excluded from operating income, before tax	851	(174)	192	637	375
Income taxes, not applicable to operating income	(298)	61	(67)	(223)	(131)
Total items excluded from operating income, after tax	553	(113)	125	414	244
Net income	$2,939	$2,026	$1,588	$7,219	$4,660

Net income per share - diluted	$0.13	$0.09	$0.07	$0.33	$0.21

Weighted-average shares outstanding - diluted:	22,213	22,208	22,110	22,202	22,091

Operating income split:
Kanawha legacy	$5,747	$4,293	$3,685	$17,179	$13,039
New large case activity	(3,361)	(2,153)	(2,222)	(10,374)	(8,623)
Total company	$2,386	$2,139	$1,463	$6,805	$4,416

Operating income per share - diluted
Kanawha legacy	$0.26	$0.19	$0.17	$0.77	$0.59
New large case activity	$(0.15)	$(0.09)	$(0.10)	$(0.46)	$(0.39)
Total company	$0.11	$0.10	$0.07	$0.31	$0.20

Annualized operating return on average equity:
Kanawha legacy activity (4)	12.6%	9.7%	8.9%	9.7%	8.1%
Total company	4.8%	4.4%	3.1%	3.5%	2.3%

(1)

Operating income is a non-GAAP measure, and is defined as net income excluding realized gains (losses), except for realized gains (losses) that are directly offset by executive deferred compensation expense, net of income taxes.

(2)	DAC: deferred acquisition costs; VOBA: value of business acquired.
(3)	Offsetting expense for realized gains (losses) related to executive deferred compensation trading activity.
(4)	Equity attributed to Kanawha legacy consists of the initial allocation of IPO proceeds of $155 million increased by retained earnings from the Kanawha legacy business.

KMG America Corporation and Subsidiary

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2006	December 31, 2005
	(Unaudited)
Assets:
Cash and cash equivalents	$21,744	$32,583
Investments	558,336	543,307
Total cash and investments	580,080	575,890
Accrued investment income	6,503	5,917
DAC	28,454	14,032
VOBA	70,766	72,639
Other assets (1)	145,911	128,887
Total assets	$831,714	$797,365

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$572,364	$547,894
Deferred income taxes	14,735	13,061
Other liabilities (2)	52,563	48,927
Total liabilities	639,662	609,882
Total shareholders’ equity	192,052	187,483
Total liabilities and shareholders’ equity	$831,714	$797,365

Book value per share:
Basic	$8.65	$8.47
Diluted	$8.61	$8.47

Book value per share: (excl FAS 115) (3)
Basic	$8.96	$8.70
Diluted	$8.93	$8.70

Ending shares outstanding:
Basic	22,212	22,126
Diluted (4)	22,299	22,131

(1)	Other assets include reinsurance balances recoverable, real estate and equipment, federal income tax recoverable and other assets.
(2)	Other liabilities include accounts payable and accrued expenses, $14.1 million of outstanding bank debt.
(3)

The book values are recalculated excluding $7.0 million of unrealized capital losses, net of taxes, on December 31, 2006. Unrealized capital losses were $5.0 million, net of taxes, on December 31, 2005.

(4)	Diluted shares were calculated using the treasury stock method.

KMG America Corporation

Statistical and Operating Data at or for the Periods Indicated - Unaudited

(in thousands, except percentages)

	Quarter Ended			Year-to-Date
	12/31/2006	9/30/2006	12/31/2005	12/31/2006	12/31/2005
SALES RESULTS (issued and paid for annualized premiums):

Worksite insurance segment - Kanawha legacy:
Life	$1,088	$448	$448	$2,561	$2,453
Cancer	487	360	504	1,774	1,984
Disability income	790	545	1,249	2,601	4,314
Other A&H	1,113	263	1,098	1,862	2,400
Total worksite - Kanawha Legacy	3,478	1,616	3,299	8,798	11,151

Worksite insurance segment - New large case activity:
Core Group Products:
Life	$58	$339	$—	$1,728	$—
Stop loss	4,626	5,502	4,124	28,391	8,245
Disability income	3	269	—	461	—
Other A&H	—	—	—	—	—
Voluntary Benefit Products:
Life (1)	2,026	5,519	167	8,602	395
Cancer	260	20	125	385	223
Disability income	899	695	1,331	4,037	2,758
Other A&H	516	443	244	1,660	544
Total worksite - New large case activity	8,387	12,787	5,991	45,263	12,165

Other Kanawha legacy sales:
Long term care	45	60	260	460	1,616

Total sales	$11,910	$14,463	$9,550	$54,522	$24,932

OTHER KMG AMERICA KEY FINANCIAL INDICATORS:

Effective tax rate	35.3%	34.9%	33.4%	34.8%	32.3%

Benefit ratio - total company (2):	78.0%	76.5%	77.7%	78.0%	78.9%
Kanawha legacy only	72.0%	75.3%	78.8%	77.5%	79.3%
New large case activity only	94.6%	79.4%	62.3%	79.8%	62.5%

Expense ratio - total company (3):	47.4%	45.8%	50.3%	48.2%	51.3%
Kanawha legacy only	38.0%	42.8%	39.4%	40.2%	40.4%
New large case activity only	78.0%	54.3%	225.1%	80.8%	490.4%

Average portfolio yield (4)	5.19%	5.11%	4.88%	5.12%	4.75%

Average invested assets	$552,980	$544,679	$495,358	$536,738	$484,763
Average cash/equivalents & short terms (4)	37,946	38,813	95,232	48,390	99,406
Total average cash and invested assets	$590,925	$583,492	$590,591	$585,129	$584,169

Earned premiums and fees - total company:	$37,412	$38,253	$31,003	$144,474	$121,453
Kanawha legacy only	28,599	28,419	29,179	116,125	118,524
New large case activity only	8,813	9,834	1,824	28,349	2,929

(1)

Life sales for the third quarter 2006 and twelve months year-to-date 2006 include $5.3 million of life sales related to a small block acquisition effective September 1, 2006 (primarily voluntary term life policies).

(2)	Benefit ratio is defined as total policyholder benefits divided by total net premiums.
(3)	Expense ratio is defined as commissions, expenses and amortization of DAC/VOBA (on operating income basis) divided by earned premiums plus commissions/fees.
(4)

Average portfolio yield is defined as net investment income divided by average invested assets, excluding the impact of FAS115 unrealized gains (losses) plus average cash and equivalents. Average cash/equivalents and short term assets include the portion of initial public offering proceeds that are invested short (less than 2 year maturities).